Exhibit 3.1

CERTIFICATE OF ELIMINATION OF CERTIFICATE OF DESIGNATIONS OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

FORTUNE BRANDS HOME & SECURITY, INC.

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, Fortune Brands Home & Security, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. Pursuant to the authority vested in the board of directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation, as amended, the Board of Directors previously adopted resolutions creating and authorizing the issuance of a series of 750,000 shares of preferred stock, par value $0.01 per share, designated as “Series A Junior Participating Preferred Stock” (“Series A Preferred Stock”) and fixing the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof.

2. On September 27, 2011, the Corporation filed a Certificate of Designations of Series A Junior Participating Preferred Stock (the “Certificate of Designations”) with respect to such Series A Preferred Stock with the Secretary of State of the State of Delaware.

3. No shares of Series A Preferred Stock are outstanding, and no shares will be issued subject to such Certificate of Designations.

4. On October 1, 2012, the Board of Directors adopted the following resolutions:

“RESOLVED, that none of the authorized shares of Series A Junior Participating Preferred Stock of the Corporation (“Series A Preferred Stock”) are outstanding and none of the shares of Series A Preferred Stock will be issued; and further

RESOLVED, that all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock shall be eliminated from the Corporation’s certificate of incorporation, as amended, effective upon filing with the Secretary of State of the State of Delaware; and further

RESOLVED, that the officers of the Corporation are authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the certificate of incorporation of the Corporation all reference to the Series A Preferred Stock.”

Signed on October 4th, 2012	FORTUNE BRANDS HOME & SECURITY, INC.

/s/ Christopher J.Klein
By: Christopher J. Klein
Title: Chief Executive Officer

Attest:

By:	/s/ Lauren S. Tashma
Name:	Lauren S. Tashma
Title:	Senior Vice President, General Counsel and Secretary